Exhibit 99.1

        WILSON GREATBATCH TECHNOLOGIES, INC. REPORTS RECORD THIRD QUARTER
                               SALES AND EARNINGS

Clarence, N.Y., November 5, 2003 - - Wilson Greatbatch Technologies, Inc. (the "Company") (NYSE: GB), a leading developer and manufacturer of batteries, capacitors, components and enclosures used in implantable medical devices and specialty batteries used in demanding non-medical operations, today announced record sales and earnings for the third fiscal quarter of 2003. The Company reported record sales of $56.3 million, an increase of 24% compared to the $45.4 million reported in the third quarter of 2002. The Company also reported record net income of $7.8 million, or $0.36 per diluted share, compared to $2.5 million, or $0.12 per diluted share, in the prior year third quarter.

"We are very pleased with the record sales and earnings we achieved in the quarter," said Edward F. Voboril, the Company's Chairman, President and Chief Executive Officer. "Our sales grew across all of our medical product lines, led by our implantable cardioverter defibrillator ("ICD") battery and capacitors sales, which increased by a combined 36% over the same quarter last year. In addition, we improved our gross margin to 42.4% from 41.6% we reported last quarter. We are realizing the benefits of our extensive efforts to improve our operational efficiencies, " Voboril added.

Three Months Ended September 30, 2003

Sales

The following table summarizes the Company's sales by product line for the third quarters in 2003 and 2002 (in thousands):

Product Lines                              2003        2002           %
                                          3rd Qtr     3rd Qtr       Change
Medical Technology:
    Medical Batteries:
       ICDs                               $10,603      $7,650        +39%
       Pacemakers                           5,580       5,049        +11%
       Other Devices                          907         798        +14%
                                          -------      ------         --
    Total Medical Batteries                17,090      13,497        +27%
    Capacitors                              7,869       5,894        +34%
    Components                             24,648      19,308        +28%
                                          -------      ------         --
    Total Medical Technology               49,607      38,699        +28%
Commercial Power Sources                    6,728       6,651         +1%
                                          -------      ------         --
    Total Revenues                        $56,335     $45,350        +24%
                                          =======     =======

"The annual sales growth rate for both our high rate implantable defibrillator ICD batteries and capacitors has been consistent on a trailing 12 month basis, increasing by 37%. The third quarter marked commencement of shipments to our second capacitor customer. Overall, the ICD market growth remains robust compared to last year for these devices that are used in the treatment of heart failure and the prevention of sudden cardiac death," said Voboril.

"Pacemaker battery sales continue to be favorably impacted by sales outside the US, with a majority of the increase in the quarter coming from shipments to certain European customers. We believe the underlying unit growth rate in the pacemaker market over the past 12 months has remained in the mid single-digit range. The higher relative growth rate we are experiencing this year is due to adjustments that were made by these customers in 2002 to lower their inventory levels."

"In terms of medical component sales, July marked the one year anniversary of our acquisition of the Greatbatch-Globe enclosure business. The 28% sales increase in the quarter represents the organic growth rate in the medical component product line. This increase is primarily attributable to growth in sales in both enclosures and electromagnetic interference ("EMI") filtered feedthroughs used in both low rate and high rate cardiac rhythm management ("CRM") devices.

In the non-medical, commercial battery segment, demand has remained relatively stable throughout this year, increasing approximately 5%. The majority of our commercial revenue is derived from the oil and gas market. "We have enjoyed relatively stable year over year growth in the commercial battery segment", Voboril said.

Profit & Loss Summary

The following table summarizes selected information derived from the profit & loss ("P&L") statements for the 3rd quarters of 2003 and 2002 (in thousands):

                                                         2003          2002
                                                        3rd Qtr      3rd Qtr

Gross Profit                                            $23,873      $18,872
Gross Margin                                              42.4%        41.6%

SG&A Expenses                                            $7,336       $6,300
SG&A Expenses as % of Sales                               13.0%        13.9%

RD&E Expenses, net                                       $3,960       $3,470
RD&E Expenses, net as % of Sales                           7.0%         7.7%

Operating Income                                        $11,781       $6,342
Operating Margin                                          20.9%        14.0%

Effective Tax Rate                                        28.8%        33.0%

Gross margins improved from 41.6% in the first half to 42.4% in the third quarter. The increase mainly resulted from efficiency and yield improvements in the capacitor and medical component product lines. "The implementation of lean manufacturing is proceeding as planned. We are seeing the benefits in terms of lower material scrap rates and improved cycle times throughout all of the manufacturing facilities where lean manufacturing has been implemented," Voboril commented.

SG&A expenses during the quarter increased by 16.4% compared to last year in absolute dollars, but as a percent of sales decreased from 13.9% to 13.0% of sales compared to last year. The lower relative spending was due to improved operating leverage and a $0.3M gain recorded on an asset disposition.

RD&E expenses increased by 14% compared to last year in absolute dollars due to the increase in the number of medical development projects underway in the current year. As a percent of sales, RD&E spending decreased to 7.0% from 7.7% last year. This is primarily due to improved operating leverage and increased reimbursements for engineering services on medical technology development contracts in the quarter.

The operating margin in the 2003 third quarter increased to 20.9% from 14.0% earned in the same quarter last year. The improvement was due to the aforementioned SG&A and RD&E factors. In addition, last year's expenses included a $1.7 million charge for the one-time non-cash write-off of a non-compete agreement.

In the third quarter, income tax expense was reduced by $0.3 million as a result of several tax planning projects completed in the quarter. This lowered the effective tax rate for the year to date to 30.4% from 31.5% recorded in the first half of this year. This rate reduction increased diluted earnings per share in the quarter by $0.01.

Nine Months Ended September 30, 2003

Sales increased by 39% to a record $167.0 million from $120.0 million for the same period last year. Medical sales increased by 46% to $146.7 million and commercial sales increased by 5% to $20.3 million. Gross profit increased by 39% versus the prior year and represented a gross margin of 41.8% versus 42.0% last year. The year over year gross margin decrease was primarily due to the costs incurred in the current year for the consolidation of the commercial battery facilities and from the costs associated with implementing lean manufacturing. Operating expenses increased by 19.9% compared to last year in absolute dollars, but as a percent of sales decreased from 27.0% to 23.2% of sales.

Net income and diluted earnings per share totaled $18.8 million, or $0.87 per share, compared to $9.4 million, or $0.44 per share in 2002. Last year's results were negatively impacted by $0.10 for the write-off of the aforementioned non-compete agreement and for the $1.5 million non-cash write-off of an impaired investment.

Outlook for the Remainder of the Year

"In terms of revenues, we are reaffirming our previously stated guidance of $215 million to $220 million for the full year, which anticipates year end inventory reductions by certain medical customers. We expect medical sales to be in the range of $189 million to $193 million and commercial sales to be in the range of $26 million to $27 million. With respect to earnings per share, we are raising our estimate to $1.08-$1.12, inclusive of the $0.05 charge for the second quarter write-off of deferred financing fees from the early extinguishment of debt. Our previously reported full year guidance was $1.03-$1.07. The increased earnings guidance is primarily due to the success in improving our gross profit margins, the reduction in operating expenses and the lower effective tax rate," Voboril concluded.

Conference Call

Mr. Voboril and Lawrence P. Reinhold, the Company's Executive Vice President and Chief Financial Officer, will discuss third quarter 2003 financial results in a conference call scheduled for today, Wednesday, November 5, at 5:00 p.m. EDT. The conference call will be webcast live and is accessible through the Company's website at www.greatbatch.com or at CCBN's individual investor center at www.companyboardroom.com. The webcast will also include presentation visuals. The webcast will be archived on both websites for future on-demand replay.

Forward-Looking Statements

Some of the statements in this press release and other written and oral statements made from time to time by the company and its representatives are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and section 21E of the Securities Exchange Act of 1934, as amended, and involve a number of risks and uncertainties. These statements can be identified by terminology such as "may," "will," "should," "could," "expects," "intends," "plans," "anticipates," "believes," "estimates," "predicts," "potential" or "continue" or the negative of these terms or other comparable terminology. These statements are based on the Company's current expectations. The Company's actual results could differ materially from those stated or implied in such forward-looking statements. Risks and uncertainties that could cause actual results to differ materially from those stated or implied by such forward-looking statements include, among others, the following matters affecting the Company: dependence upon a limited number of customers; product obsolescence; inability to market current or future products; pricing pressure from customers; reliance on third party suppliers for raw materials, products and subcomponents; fluctuating operating results; inability to maintain high quality standards for our products; challenges to our intellectual property rights; product liability claims; inability to successfully consummate and integrate acquisitions; unsuccessful expansion into new markets; competition; inability to obtain licenses to key technology; regulatory changes or consolidation in the healthcare industry; and other risks and uncertainties described in the Company's Annual Report on Form 10-K, including Exhibit 99.2 thereto, and in other periodic filings with the Securities and Exchange Commission. The company assumes no obligation to update forward-looking information in this press release whether to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results, financial conditions or prospects, or otherwise.

About Wilson Greatbatch Technologies

Wilson Greatbatch Technologies, Inc. (NYSE: GB) is a leading developer and manufacturer of batteries, capacitors, precision components and enclosures used in implantable medical devices and other technically demanding applications. The Company has operations in New York, Maryland, Massachusetts, Nevada and Minnesota. Additional information about the Company is available at www.greatbatch.com.

Contact Information

Lawrence P. Reinhold                                Anthony W. Borowicz
Executive Vice President and                        Treasurer and
Chief Financial Officer                             Director, Investor Relations
(716) 759-5602                                      (716) 759-5809
lreinhold@greatbatch.com                            tborowicz@greatbatch.com

                      Wilson Greatbatch Technologies, Inc.
                 Condensed Consolidated Statement of Operations
                                   (Unaudited)
                     (In thousands except per share amounts)

                                                              Three months ended             Nine months ended
                                                                 September 30,                 September 30,
                                                               2003         2002             2003          2002
Sales                                                        $ 56,335     $ 45,350        $ 166,994     $ 119,981
Cost of sales                                                  32,462       26,478           97,137        69,558
                                                             --------     --------        ---------     ---------
       Gross profit                                            23,873       18,872           69,857        50,423
Selling, general and administrative expenses                    7,336        6,300           23,204        17,310
Research, development and engineering costs, net                3,960        3,470           13,155        10,514
Amortization of intangible assets                                 796        1,037            2,424         2,809
Write-off of noncompete agreement                                  --        1,723               --         1,723
                                                             --------     --------        ---------     ---------
     Operating income                                          11,781        6,342           31,074        18,067
Interest expense                                                1,154        1,098            2,952         2,702
Interest income                                                  (253)         (34)            (384)         (314)
Early extinguishment of debt                                       --           --            1,603            --
Write-off of investment in unrelated company                       --        1,547               --         1,547
Other (income) expense, net                                       (40)          34              (58)           99
                                                             --------     --------        ---------     ---------
     Income before income taxes                                10,920        3,697           26,961        14,033
Provision for income taxes                                      3,144        1,220            8,196         4,631
                                                             --------     --------        ---------     ---------
     Net income                                              $  7,776     $  2,477        $  18,765     $   9,402
                                                             ========     ========        =========     =========

Diluted earnings per share                                   $   0.36     $   0.12        $    0.87     $    0.44

Diluted average shares outstanding                             21,623       21,265           21,507        21,263

                      Wilson Greatbatch Technologies, Inc.
                      Condensed Consolidated Balance Sheet
                                   (Unaudited)
                                 (In thousands)

ASSETS                                                          September 30,            December 31,
                                                                    2003                     2002
Current assets:
  Cash, cash equivalents and short-term investments               $ 122,203               $   4,608
  Accounts receivable, net                                           26,997                  19,310
  Inventories                                                        30,739                  34,908
  Prepaid expenses and other current assets                             716                   3,339
  Refundable income taxes                                               624                   3,038
  Deferred income taxes                                               3,349                   3,349
                                                                  ---------               ---------
          Total current assets                                      184,628                  68,552

Property, plant, and equipment, net                                  65,604                  64,699
Intangible assets, net                                               52,241                  55,804
Goodwill                                                            119,521                 119,407
Other assets                                                          6,966                   3,789
                                                                  ---------               ---------
Total assets                                                      $ 428,960               $ 312,251
                                                                  =========               =========

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable                                                $   4,371               $   5,726
  Accrued expenses and other current liabilities                     22,017                  13,872
  Current portion of long-term debt                                     679                   8,750
                                                                  ---------               ---------
           Total current liabilities                                 27,067                  28,348

Long-term debt, net of current portion                              170,906                  76,250
Other long-term liabilities                                             813                     790
                                                                  ---------               ---------
           Total liabilities                                        198,786                 105,388
                                                                  ---------               ---------

Stockholders' equity:
  Preferred stock                                                        --                      --
  Common stock                                                           21                      21
  Additional paid-in capital                                        206,845                 202,279
  Deferred stock-based compensation                                    (883)                     --
  Retained earnings                                                  24,191                   5,426
  Treasury stock, at cost                                                --                    (863)
                                                                  ---------               ---------
           Total stockholders' equity                               230,174                 206,863
                                                                  ---------               ---------
Total liabilities and stockholders' equity                        $ 428,960               $ 312,251
                                                                  =========               =========